As filed with the Securities and Exchange Commission on March 18, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XOMA ROYALTY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	52-2154066
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2200 Powell Street, Suite 310

Emeryville, CA 94608

(Address of Principal Executive Offices, Zip Code)

XOMA Royalty Corporation Amended and Restated 2010 Long Term Incentive and Stock Award Plan

(Full title of the plan)

Jeffrey Trigilio

Chief Financial Officer

XOMA Royalty Corporation

2200 Powell Street, Suite 310

Emeryville, CA 94608

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Gina Hancock

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue, Suite 2100

Dallas, TX 75201-2923

(214) 698-3357

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by XOMA Royalty Corporation (the “Registrant”) to register an additional 880,000 shares of common stock, par value $0.0075 per share (the “Shares”) issuable under the XOMA Royalty Amended and Restated 2010 Long Term Incentive and Stock Award Plan (as amended and restated, the “A&R 2010 Plan”).

Pursuant to General Instruction E of Form S-8, the contents of the Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on December 27, 2010 (Registration No. 333-171429) June  6, 2011 (Registration No. 333-174730), June  1, 2012 (Registration No. 333-1181849), September  12, 2014 (Registration No. 333-198719), June  24, 2016 (Registration No. 333-212238), May  31, 2017 (Registration No. 333-218378), June  27, 2019 (Registration No. 333-232398), May  26, 2022 (Registration No. 333-265248), and May  18, 2023 (Registration No. 333-272054), which relate to the A&R 2010 Plan, are incorporated herein by reference and made a part hereof, except for those items being updated by this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”) 78.7502(1) provides that a corporation may indemnify, pursuant to the provisions of that subsection, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited liability company, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. NRS 78.7502(2) further provides that a corporation may indemnify, pursuant to the provisions of that subsection, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited liability company, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person (a) is not liable pursuant to NRS 78.138 or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. NRS 78.751(1) provides that a corporation shall indemnify any person who is a director, officer, employee or agent to the extent that such person has been successful on the merits or otherwise in defense of any threatened, pending or completed action, suit or proceeding, or in defense of any claim, issue or matter therein, against expenses actually and reasonably incurred by the person in connection with defending the action, including, without limitation, attorneys’ fees. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful. Indemnification pursuant to NRS 78.7502 may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.7502(3) provides that any discretionary indemnification pursuant to the statutory provisions of NRS 78.7502 (unless ordered by a court or advanced pursuant to NRS 78.751(2)), may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper under the circumstances. The determination must be made (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, or if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. NRS 78.751(2) provides that unless otherwise restricted by the corporation’s articles of incorporation or bylaws, or an agreement made by the corporation, the corporation may pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation.

Under the NRS, unless otherwise provided in the articles of incorporation or pursuant to certain statutory exceptions, the Registrant’s directors and officers will not be individually liable to the Registrant or its stockholders or creditors for any damages as a result of any act or failure to act in their capacity as a director or officer, unless the statutory presumption of Nevada’s business judgment rule (i.e., that such person acted in good faith, on an informed basis and with a view to the best interests of the corporation) has been rebutted and it is proven that (i) the director’s or officer’s act or failure to act constituted a breach of their fiduciary duties as a director or officer, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of law. The Registrant’s bylaws provide for indemnification of its officers, directors and employees to the fullest extent permitted under the NRS. This includes the indemnification of, and advancement of expenses to, any of its directors and officers who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer or, while one of the Registrant’s directors or officers, is or was serving at the Registrant’s request as a director, officer, manager, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, subject to certain express limitations and conditions. The Registrant has also entered into indemnification agreements with its directors and executive officers, which provide for indemnification and advancement of expenses by the Registrant in connection with actions or proceedings arising out of such persons’ service as directors or officers or service to other entities at the Registrant’s request, on the terms and subject to the conditions set forth therein. The Registrant believes that these provisions in its bylaws, and these indemnification agreements, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant has entered into indemnity agreements with each of its directors and executive officers. Such indemnity agreements contain provisions which are in some respects broader than the specific indemnification provisions contained in Nevada law.

The A&R 2010 Plan provides that no member of the committee administering the plan, and no officer or employee of the Registrant acting on behalf of such committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the A&R 2010 Plan, and all members of such committee and any officer or employee of the Registrant acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Registrant with respect to any such action, determination, or interpretation.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit Description

4.1	Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 30, 2025).

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on May 30, 2025).

5.1*	Opinion of Brownstein Hyatt Farber Schreck, LLP.

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2*	Consent of Brownstein Hyatt Farber Schreck, LLP (incorporated by reference from Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

99.1	XOMA Royalty Corporation Amended and Restated 2010 Long Term Incentive and Stock Award Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 30, 2025).

107.1*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on the 18th day of March, 2026.

XOMA ROYALTY CORPORATION

By:	/s/ Owen Hughes
Name:	Owen Hughes
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Owen Hughes and Jeffrey Trigilio, and each of them (with full power to each of them to act alone), the individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Owen Hughes Owen Hughes	Chief Executive Officer and Director (Principal Executive Officer)	March 18, 2026

/s/ Jeffrey Trigilio Jeffrey Trigilio	Chief Financial Officer (Principal Accounting and Financial Officer)	March 18, 2026

/s/ Jack L. Wyszomierski Jack L. Wyszomierski	Chairman of the Board	March 18, 2026

/s/ Heather L. Franklin Heather L. Franklin	Director	March 18, 2026

/s/ Natasha Hernday Natasha Hernday	Director	March 18, 2026

/s/ Barbara Kosacz Barbara Kosacz	Director	March 18, 2026

/s/ Joseph M. Limber Joseph M. Limber	Director	March 18, 2026

/s/ Matthew Perry Matthew Perry	Director	March 18, 2026

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